State of California
2036859

THE GREAT SEAL OF THE STATE OF	OFFICE OF THE
EUREKA	(STAMPED SEAL)

SECRETARY OF STATE
CALIFORNIA

SECRETARY OF STATE

I, BILL JONES, Secretary of State of the State of California,
hereby certify:

That the attached transcript has been compared with
the record on file in this office, of which it purports to be a copy, and that it is full and correct.

IN WITNESS WHEREOF, I execute
this certificate and affix the Great
Seal of the State of California this

JAN 14 1998

THE GREAT SEAL OF THE STATE
EUREKA		\S\ Bill Jones

CALIFORNIA		Secretary of State

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2036859
ENDORSED - FILED
ARTICLES OF INCORPORATION
	OF	in the office of the Secretary of State
	PROBOOK, INC.	of the State of California

JAN 14 1998
ONE:	The name of the corporation is PROBOOK, Inc.
BILL JONES, Secretary of State

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession to be incorporated by the California Corporations Code.

THREE: The name and address in this state of the corporation's initial agent for service of the process is: Mary E. Writer, 11440 West Bernardo Ct., Suite 256, San Diego, CA, 92127.

FOUR: The corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock". These classes are referred to in these Articles as Common Stock or Common Shares, or as Preferred shares respectively. The total number of shares of Common Stock is 20,000,000, each having a par value of $.001, and the total number of shares of Preferred Stock $10,000,000,each having a par value of $.00l.

FIVE: The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred shares and to determine the designation of any series. The Board of Directors is also authorized to determine or alter rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of the series.

SIX: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SEVEN: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

\S\ Mary E. Writer
Mary E. Writer, Incorporator

I declare that I am the person who executed the above articles of Incorporation, and such instrument is my act and deed.

\S\ Mary E. Writer
Mary E. Writer, Incorporator
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